Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated April 24, 2007, except Notes 15 and 21, as to which the date is August 16, 2007, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Current Report to Form 8-K dated August 24, 2007. We also consent to the incorporation by reference of our report dated April 24, 2007 relating to the financial statement schedule, which appears in The Great Atlantic & Pacific Tea Company Inc. Annual Report on Form 10-K for the year ended February 24, 2007. We also consent to the references to us under the headings “Experts” and “Selected Financial Data” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey
October 9, 2007